Exhibit j(2)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of

the ProFunds:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

November 24, 2009